Exhibit 10.11

SENT VIA EMAIL

January 7, 2012

William Daly

13 Via Abrazar

San Clemente, CA 92673

949-498-8220

Dear Bill:

It is my pleasure to extend the following offer of employment to you on behalf of Akebia Therapeutics, Inc. Akebia is proud of its achievements to date and we are looking to individuals such as yourself to play a key role in partnering our exciting drug products. We are convinced that you can make an immediate impact, and we are excited about your future growth potential. In short, we want you on our team.

This letter confirms to you Akebia’s offer of employment, the terms of our offer are as follows:

1. Position/Expectations: Senior Vice President of Business Development, Akebia Therapeutics, Inc., reporting to Joseph Gardner, Chief Executive Officer. You will be overall business development leader for out anemia program, including our current lead AKB-6548, and our HPTPß program for vascular leak on behalf of Aerpio Therapeutics (a “spin out” company from Akebia). Your responsibilities will include all partnering and sale of asset activities on both AKB-6548 and AKB-9778. You will be working closely and collaboratively with Ian Howes, CFO in this regard. As a commuting employee you are expected to spend at least 3 days a week in Cincinnati for the first four months of employment (the start up period). Commuting costs will be covered by the Company in a manner consistent with other commuting executives. The commuting schedule can be adjusted, both during and subsequent to the start up period, based on business needs with the verbal agreement of Joseph Gardner, CEO. Your start date will be as soon as feasible, preferably on or around January 23, 2012.

2. Compensation:

(i) A base salary of $275,000 per year, paid monthly.

(ii) In addition to your base salary, you will receive Incentive Compensation (pending Board approval):

(a) Incentive Compensation will include performance based cash bonuses up to a maximum of 20% of salary per year, and participation in the company stock option plan with a target restricted stock allocation of 3,004,705 shares (corresponding to approximately 0.75% of total company shares, with vesting terms as described in the Company Equity Award agreement) subject to Board approval.

3. Performance / Salary Reviews: The current policy, subject to change without notice, is that reviews are conducted on an annual basis. See Employee Handbook for more details regarding policies and expectations for employees of Akebia Therapeutics, Inc.

4. Benefits: You will be entitled to participate in all applicable benefit programs as currently, or prospectively, offered by Akebia Therapeutics, Inc. The Company is committed to providing comprehensive and competitive benefits to its employees. The Company has a plan to provide for health care and dental insurance, and as an employee you and your family will be eligible to join those plans. The Company has a plan in place to provide disability insurance and is developing a benefit plan that will include life insurance. The Company also provides a 401K plan allowing employees to place pre-tax dollars in a retirement account up to the maximum permitted by law. We will provide more detailed information regarding these plans and any future additions/modifications to our benefit plans when available. The Company will provide twenty (20) days of paid time off (PTO) per calendar year, plus holidays, as defined and allocated in the Akebia Employee Handbook. The number of vacation days available to you in 2012 is on a prorated basis depending on start date and percent year remaining. In addition to our “hard” benefits we offer a host of “soft” benefits such as a fun, flexible and stimulating work environment and the rewards of developing important new medicines.

5. Contingencies: Additionally, this offer is contingent upon your (i) submission of appropriate documentation for verification purposes in order that the Company may be in compliance with the immigration and Reform Control Act of 1986, as amended. Subsequent to accepting our offer Akebia expects all employees to complete and have in force an Employee Agreement which will be sent in a subsequent mailing. The Employee contract will specify “the following benefit relative to severance pay- 3 months severance (salary and benefits) for the first 6 months. Then 6 months severance after the employee achieves 6 months of employee history (assuming that termination/separation from Company is not “for cause”).

6. Employment at Will: The parties hereto recognize that this offer of employment is not intended to create a contract of employment and both Akebia and the employee retain the right to terminate the employment relationship at any time without cause.

7. Covenants, Company Matters - Confidentiality and Assignment of Rights: Employee shall not disclose, use or make known for Employee’s or another’s benefit other than for the benefit of the Company and its affiliates any Company Confidential Information (as further defined and elaborated in the Employee Agreement).

All ideas, concepts, inventions, improvements, programs, information technology, derivative works, processes, configurations, data, procedures, designs, techniques and other works of authorship, conceived or reduced to practice by Employee, either solely or in collaboration with others, during Employee’s employment with the Company, including but not limited to all

Akebia Therapeutics, Inc.	CONFIDENTIAL

copyright, trademark, patent, trade secret and intellectual property rights associated therewith, shall become and remain the exclusive property of the Company. Employee hereby assigns to the Company any and all of Employee’s right, title and interest in and to any of the foregoing, and Employee waives any claim that Employee may have thereto (as further defined and elaborated in the Employee Agreement).

To indicate acceptance, please sign and return a copy of this letter (via fax, pdf or regular mail).

Bill we look forward to you joining Akebia Therapeutics, Inc. Teamwork, quality people, and a business focus, are all critical to Akebia’s future success. We are confident that you will play an important role in our success over the coming year and well into the future.

Very truly yours,

Akebia Therapeutics, Inc.

By:	/s/ Joseph H. Gardner
Name:	Joseph H. Gardner
Title:	President and Chief Executive Officer

cc:	Ian Howes, Chief Financial Officer

The undersigned accepts the above employment offer, agrees that it contains partial terms of employment with Akebia Therapeutics, Inc. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with Akebia Therapeutics, Inc. It is further understood that this offer is confidential and disclosure of any of the terms and conditions contained herein constitute grounds for termination of employment or withdrawal of this offer.

Accepted:

/s/ William Daly	1/8/2012
William Daly	Date:

Akebia Therapeutics, Inc.	CONFIDENTIAL

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